Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Second Amendment to Revolving Credit and Term Loan Agreement (this “Second Amendment”) is made and entered into as of the 14th day of April, 2005, by and among Continental Materials Corporation, a Delaware corporation (“Borrower”), LaSalle Bank National Association, a national banking association, as administrative agent and as a lender (LaSalle in its capacity as administrative agent referred to in this Agreement as “Agent” and in its capacity as a lender as “LaSalle”) and Fifth Third Bank (Chicago), a Michigan banking corporation, as a lender (“Fifth Third”) (LaSalle and Fifth Third are each referred to individually in this Second Amendment as a “Lender” and collectively as the “Lenders”).

W I T N E S S E T H:

Whereas, prior hereto, Lenders provided certain loans, extensions of credit and other financial accommodations to Borrower pursuant to (a) that certain Revolving Credit and Term Loan Agreement dated as of September 5, 2003, as amended by that certain First Amendment to Revolving Credit and Term Loan Agreement dated as of May 29, 2004, each by and among Lenders, Borrower and Agent (collectively, the “Credit Agreement”), and (b) the other documents, agreements and instruments referenced in the Credit Agreement or executed and delivered pursuant thereto;

Whereas, Borrower desires Lenders to increase the principal amount of the Term Loan by $12,500,000 to fund Borrower’s repurchase of its stock (collectively, the “Additional Financial Accommodations”); and

Whereas, Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Second Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein, and other good and valuable consideration, the receipt and sufficiency of such consideration is hereby acknowledged, the parties hereto hereby agree as set forth in this Second Amendment.

I.              Definitions:

A.            Use of Defined Terms.  Except as expressly set forth in this Second Amendment, all terms which have an initial capital letter where not required by the rules of grammar are defined in the Credit Agreement.

B.            Amended Definitions.  Effective as of the date of this Second Amendment, Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable LIBOR Margin” and “Total Commitment Amount” and substituting therefor the following, respectively:

“Applicable LIBOR Margin” for purposes of determining the interest rate on:

(i)            a Revolving LIBOR Loan, shall mean (a) prior to the first quarterly adjustment pursuant to clause (b) of this subparagraph (i), 1.25% (the “Normal Revolving LIBOR Margin”); and (b) the Normal Revolving LIBOR Margin as modified by quarterly adjustments (such adjusted Normal Revolving LIBOR Margin, the “Applicable Revolving LIBOR Margin”) determined based upon the ratio of Borrower’s consolidated Funded Debt (measured on the date of the calculation) to EBITDA (calculated on a rolling four quarters basis) as follows:

If Funded Debt to EBITDA is:	Applicable Revolving LIBOR Margin is:
Greater than or equal to 2.50 to 1.0	2.00%

Less than 2.50 to 1.0 and greater than or equal to 2.00 to 1.0	1.75%

Less than 2.00 to 1.0 and greater than or equal to 1.5 to 1.0	1.50%

Less than 1.50 to 1.0	1.25%

(ii)           a Term LIBOR Loan, shall mean (a) prior to the first quarterly adjustment pursuant to clause (b) of this subparagraph (ii), 1.50% (the “Normal Term LIBOR Margin”); and (b) the Normal Term LIBOR Margin as modified by quarterly adjustments (such adjusted Normal Term LIBOR Margin, the “Applicable Term LIBOR Margin”) determined based upon the ratio of Borrower’s consolidated Funded Debt (measured on the date of the calculation) to EBITDA (calculated on a rolling four quarters basis) as follows:

If Funded Debt to EBITDA is:	Applicable Term LIBOR Margin is:
Greater than or equal to 2.50 to 1.0	2.25%

Less than 2.50 to 1.0 and greater than or equal to 2.00 to 1.0	2.00%

Less than 2.00 to 1.0 and greater than or equal to 1.5 to 1.0	1.75%

Less than 1.50 to 1.0	1.50%

Not later than twenty (20) days after the Agent’s receipt of the quarterly financial statements required by Section 6.2(a) hereof for each of Borrower’s fiscal quarters,

accompanied by a certificate of the chief accounting officer or Treasurer of Borrower reflecting the ratio of Borrower’s Funded Debt to EBITDA for the period of the four fiscal quarters ending on the same date, Agent will determine whether such financial information indicates that the change in the ratio would justify a change in the Applicable LIBOR Margin and shall then notify Borrower and the Lenders of such determination and of any change in the Applicable LIBOR Margin resulting therefrom. Any change in the Applicable LIBOR Margin, and in the rate of interest applicable to LIBOR Loans resulting therefrom, shall be effective as of the first day of the month after the Agent provides notice to Borrower and the Lenders of any change in the Applicable LIBOR Margin, and with such new Applicable LIBOR Margin to continue in effect until the effectiveness of the next re-determination thereof. Any determination by Agent of the ratio of Borrower’s Funded Debt to EBITDA shall be conclusive and binding upon Borrower and the Lenders provided that it has been made reasonably and in good faith, absent manifest error. If Borrower fails to timely submit the quarterly financial statements and certificate referred to above, the rate of interest applicable to LIBOR Loans as of the next determination date of the Applicable LIBOR Margin shall be determined and based upon the Default Rate.

“Total Commitment Amount” means Thirty-One Million and no/100 Dollars ($31,000,000.00).

C.            New Definitions.  Effective as of the date of this Second Amendment, Section 1.1 is hereby amended by adding the following new definitions thereto in appropriate alphabetical order:

“Additional Commitment – Term Loan” shall mean each such amount set forth below across from the name of each Lender:

Lender	Amount
LaSalle	$7,500,000
Fifth Third	$5,000,000

“Additional Commitment – Term Loan Draw Date” shall mean the date upon which the portion of the Term Loan represented by the Additional Commitment – Term Loan is advanced, in whole or in part, by Lenders to Borrower.

“Applicable Prime Rate Margin” for purposes of determining the interest rate on:

(i)            a Revolving Prime Rate Loan, shall mean zero percent (0%); and

(ii)           a Term Prime Rate Loan, shall mean (a) prior to the first quarterly adjustment pursuant to clause (b) of this subparagraph (ii), 0% (the “Normal Term Prime Rate Margin”); and (b) the Normal Term Prime Rate Margin as modified by quarterly adjustments (such adjusted Normal Term Prime Rate Margin, the “Applicable Term Prime Rate Margin”) determined based upon the ratio of Borrower’s consolidated Funded

Debt (measured on the date of the calculation) to EBITDA (calculated on a rolling four quarters basis) as follows:

If Funded Debt to EBITDA is:	Applicable Term Prime Rate Margin is:
Greater than or equal to 2.50 to 1.0	0.25%

Less than 2.50 to 1.0 and greater than or equal to 2.00 to 1.0	0%

Less than 2.00 to 1.0 and greater than or equal to 1.5 to 1.0	0%

Less than 1.50 to 1.0	0%

Not later than twenty (20) days after the Agent’s receipt of the quarterly financial statements required by Section 6.2(a) hereof for each of Borrower’s fiscal quarters, accompanied by a certificate of the chief accounting officer or Treasurer of Borrower reflecting the ratio of Borrower’s Funded Debt to EBITDA for the period of the four fiscal quarters ending on the same date, Agent will determine whether such financial information indicates that the change in the ratio would justify a change in the Applicable Prime Rate Margin and shall then notify Borrower and the Lenders of such determination and of any change in the Applicable Prime Rate Margin resulting therefrom. Any change in the Applicable Prime Rate Margin, and in the rate of interest applicable to Prime Rate Loans resulting therefrom, shall be effective as of the first day of the month after the Agent provides notice to Borrower and the Lenders of any change in the Applicable Prime Rate Margin, and with such new Applicable Prime Rate Margin to continue in effect until the effectiveness of the next re-determination thereof. Any determination by Agent of the ratio of Borrower’s Funded Debt to EBITDA shall be conclusive and binding upon Borrower and the Lenders provided that it has been made reasonably and in good faith, absent manifest error. If Borrower fails to timely submit the quarterly financial statements and certificate referred to above, the rate of interest applicable to Prime Rate Loans as of the next determination date of the Applicable Prime Rate Margin shall be determined and based upon the Default Rate.

II.            Amendment to Credit Agreement.  Effective as of the date of this Second Amendment, the Credit Agreement is hereby amended as follows:

A.            Additional Term Loan Funding.  Sections 2.4 and 2.5 of the Credit Agreement are hereby amended by deleting Sections 2.4 and 2.5 in their entirety and substituting therefor the following:

“2.4         TERM LOAN.

Prior hereto, each Lender, severally and not jointly, lent to Borrower, and Borrower borrowed from each Lender, the amount of each Lender’s Commitment - Term Loan (the “Original Term Loan”), which Original Term Loan has an outstanding principal balance of $8,500,000.00 as of April 14, 2005.  Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to lend to Borrower, and Borrower agrees to borrow from each Lender, up to the amount of each Lender’s Pro Rata Share of the Additional Commitment - Term Loan (the Original Term Loan, together with such Additional Commitment - Term Loan is the “Term Loan”).  The Additional Commitment - Term Loan shall be funded in a single draw which shall be made after April 14, 2005, but on or before September 30, 2005.  The proceeds of the Additional Commitment - Term Loan may and shall be used solely for the purpose of repurchasing Borrower’s capital stock, which repurchase shall occur not later than September 30, 2005.  Borrower shall provide Lender written notice of its intention to make the draw on the Additional Commitment - Term Loan and the amount of such draw not less than five (5) business days prior to the proposed date of funding the Additional Commitment – Term Loan.  Any amount of the Term Loan repaid may not be reborrowed.

2.5           TERM.

(A)          The Term Loan shall be evidenced by term notes (collectively the “Term Note”), substantially in the form of Exhibit B, with appropriate insertions, dated as of April 14, 2005, payable to the order of each Lender, in the current principal amount of each Lender’s Pro Rata Share of the Term Loan.  Prior to the Additional Commitment – Term Loan Draw Date or if the Additional Commitment – Term Loan is not funded for any reason, the principal balance of the Term Loan is payable in thirteen (13) quarterly principal payments as follows: (a) five (5) quarterly payments in the amount of $500,000 each, due on the last day of each fiscal quarter beginning June 30, 2005 and continuing through and including June 30, 2006, and (b) eight (8) quarterly payments in the amount of $750,000 each, due on the last day of each fiscal quarter beginning September 30, 2006 and continuing through and including June 28, 2008.

(B)           Provided the Additional Commitment - Term Loan Draw Date is on or before June 30, 2005, then, on and after the Additional Commitment – Term Loan Draw Date, the principal balance of the Term Loan is payable in twenty~~-~~four (24) quarterly principal payments as follows: (a) four (4) quarterly payments in the amount of $750,000 each, due on the last day of each fiscal quarter beginning June 30, 2005 and continuing through and including March 31, 2006, (b) sixteen (16) quarterly payments in the amount of $875,000 each, due on the last day of each fiscal quarter beginning June 30, 2006 and continuing through and including March 31, 2010, and (c) four (4) quarterly payments in the amount of $1,000,000 each, due on the last day of each fiscal quarter beginning June 30, 2010 and continuing through and including March 31, 2011.

(C)           Provided the Additional Commitment - Term Loan Draw Date is after June 30, 2005, but on or before September 30, 2005, then, on and after the Additional Commitment – Term Loan Draw Date, the principal balance of the Term Loan is payable in twenty-four (24) quarterly principal payments as follows: (a) one (1) payment in the amount of $1,000,000, due on September 30, 2005, (b) two (2) quarterly payments in the amount of $750,000 each, due on December 31, 2005 and March 31, 2006, (c) sixteen (16) quarterly payments in the amount of $875,000 each, due on the last day of each fiscal quarter beginning June 30, 2006 and continuing through and including March 31, 2010, and (d) four (4) quarterly payments in the amount of $1,000,000 each, due on the last day of each fiscal quarter beginning June 30, 2010 and continuing through and including March 31, 2011.

(D)          If the Additional Commitment – Term Loan is not fully funded, Term Loan principal payments shall be made as set forth in (B) or (C) above, as applicable, until such time as the Term Loan is paid in full.”

B.            Prime Interest Rate.  Section 3.1(a) of the Credit Agreement is hereby amended by deleting Section 3.1(a) in its entirety and substituting therefor the following:

“(a)         Prime Rate Loans.  Each Prime Rate Loan made by the Lenders shall bear interest on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a LIBOR Loan at a rate per annum equal to the sum of the Applicable Prime Rate Margin from time to time in effect plus the Prime Rate.”

C.            Manner of Borrowing.  Section 4.2 of the Credit Agreement is hereby amended by deleting Section 4.2 in its entirety and substituting therefor the following:

“4.2         MANNER OF BORROWING.

Borrower shall give the Agent irrevocable written or telephonic notice (a “Borrowing Notice”) by 11:00 a.m., Chicago, Illinois time, (a) on the date at least two (2) Business Days prior to the date of each requested Borrowing of LIBOR Loans, and (b) on the date of any requested Borrowing of Prime Rate Loans. Each such notice shall specify the proposed date of Borrowing, which must be a Business Day, the aggregate amount of the requested Borrowing, the type of Loans to comprise such Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Agent will then promptly notify the Lenders in writing or by telephone (which such notice in the case of Fifth Third, if it relates to Revolving Credit Loan Borrowings constituting Prime Rate Loans, may be made before or after LaSalle has funded its Pro Rata Share of such requested Loans) and, if such notice requests the Lenders to make LIBOR Loans, the Agent shall give notice to Borrower and to the Lenders of the interest rate applicable thereto promptly after the Agent has made such determination. The Lenders, on the date of Borrowing any Revolving Credit Loan, shall each remit their Pro Rata Share of any requested Revolving Credit Loan to Borrower’s account maintained with Agent, except to the extent such Borrowing is either a reborrowing, in whole or in part, of the principal amount of an outstanding Borrowing of Loans (a “Refunding Borrowing”) or an L/C Refinancing Borrowing, in which case each Lender shall record the Loan made by it as a part of such Refunding Borrowing or L/C Refinancing Borrowing, as the case may be, on its books or records or on a schedule to the appropriate Note, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan or reimbursement obligation through the proceeds of such new Loan.  At the time LaSalle has made a Revolving Credit Loan, Fifth Third shall fund its Pro Rata Share of such Revolving Credit Loan and the obligation to remit to LaSalle on such day its Pro Rata Share of the Revolving Credit Loan shall be absolute and irrevocable. Each Borrowing from the Lenders under this Agreement shall be made in accordance with each Lender’s Pro Rata Share of the Commitment - Revolving Credit, Commitment - Term Loan and Additional Commitment – Term Loan.  Each payment and prepayment made by Borrower shall be made to the Lenders in accordance with each Lender’s Pro Rata Share of the respective amounts of the Loans outstanding immediately prior to such payment or prepayment.  Unless Borrower notifies the Agent to the contrary, upon the expiration of any Interest Period for a LIBOR Loan, such LIBOR Loan shall automatically convert to a Prime Rate Loan.  Each LIBOR Loan shall mature and become due and payable by Borrower on the last day of the Interest Period applicable thereto.”

D.            Financial Covenants.  At all times prior to the Additional Commitment – Term Loan Draw Date, or, if either (i) the portion of the Term Loan represented by the Additional Commitment – Term Loan is not funded for any reason, or (ii) the cost of Borrower’s stock repurchased with the proceeds of the Additional Commitment – Term Loan is $2,000,000 or less as of September 30, 2005, the financial covenants set forth in Section 6.4 of the Credit Agreement shall remain unchanged.  If the cost of Borrower’s stock repurchased with proceeds of the Additional Commitment - Term Loan is greater than $2,000,000 but less than $12,000,000, as of September 30, 2005, Lenders and Borrower shall renegotiate in good faith the financial covenants set forth in Section 6.4 of the Credit Agreement based upon the actual amount borrowed under the Additional Commitment - Term Loan.  If Lenders and Borrower are unable to agree upon the new financial covenants on or before October 31, 2005, then the financial covenants set forth in Section 6.4 of the Credit Agreement shall remain unchanged.  Effective upon the Additional Commitment – Term Loan Draw Date, provided neither subsection (i) nor (ii) of this paragraph D. are applicable and the cost of Borrower’s stock repurchased with proceeds of the Additional Commitment - Term Loan is $12,000,000 or more as of September 30, 2005, Section 6.4 of the Credit Agreement shall be amended by deleting Section 6.4 in its entirety and substituting therefor the following:

“6.4         FINANCIAL REQUIREMENTS.

Unless at any time both Lenders shall otherwise expressly consent in writing, until all of the obligations of Borrower under this Agreement and the Notes are fully paid and performed, Borrower shall:

(a)           Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio, determined as of July 2, 2005 and as of the end of each fiscal quarter thereafter, in all instances for the period of the four fiscal quarters then ending, to be less than 1.1 to

1.0;

(b)           Current Ratio.  Not permit the ratio of Borrower’s consolidated current assets to current liabilities determined as of the end of each fiscal quarter of Borrower’s fiscal year, to be less than 1.50:1.0;

(c)           Tangible Net Worth.  Not permit Borrower’s consolidated Tangible Net Worth to be less than (i) $24,000,000 as of July 2, 2005, or October 1, 2005, or (ii) $24,000,000 plus fifty percent (50%) of Borrower’s cumulative consolidated net income (disregarding cumulative consolidated net loss) for all periods from and after January 1, 2005, in each case calculated as of December 31, 2005, and as of the last day of each calendar quarter thereafter.

(d)           Leverage Ratio.  Not permit Borrower’s ratio of (i) consolidated Funded Debt as of the end of each fiscal quarter of Borrower’s fiscal year, to (ii) EBITDA for the Measurement Period ending as of the last day of such quarter calculated on a rolling four (4) quarters basis, to exceed (i) 3.25 to 1.0 as of July 2, 2005 or October 1, 2005, (ii) 3.00 to 1.0 as of December 31, 2005, April 1, 2006, July 1, 2006, or September 30, 2006, (iii) 2.75 to 1.0 as of December 30, 2006, March 31, 2007, June 30, 2007, or September 29, 2007, or (iv) 2.50 to 1.0 as of December 29, 2007, or as of the end of any fiscal quarter thereafter.”

E.             Capital Structure and Dividends.  Section 6.7 of the Credit Agreement is hereby amended by deleting Section 6.7 in its entirety and substituting therefor the following:

“SECTION 6.7       CAPITAL STRUCTURE AND DIVIDENDS.

Neither Borrower nor any Subsidiary shall purchase or redeem, or obligate itself to purchase or redeem, any shares of Borrower’s capital stock, of any class, issued and outstanding from time to time, provided, however, that Borrower may, (a) on or before September 30, 2005, purchase an amount of Borrower’s capital stock in a total amount not to exceed $12,500,000 in the aggregate from the proceeds of the Additional Commitment – Term Loan (as determined for the period beginning April 14, 2005 and ending on September 30, 2005), (b) purchase an amount of Borrower’s capital stock in a total amount not to exceed $2,000,000 in the aggregate from funds other than the proceeds of the Additional Commitment - Term Loan (as determined for the period beginning April 14, 2005 and ending on the Termination Date), or (c) declare or pay any dividend (other than dividends payable in its own common stock or to Borrower) or make any other distribution in respect of such shares other than to Borrower.  Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock of each Subsidiary that it held on the date of this Agreement, and no Subsidiary shall issue any additional securities other than to Borrower.

F.             Tender Offers and Going Private.  Section 6.10(b) of the Credit Agreement is hereby amended by deleting Section 6.10(b) in its entirety and substituting therefor the following:

“(b)         Tender Offers and Going Private.  Neither Borrower nor any Subsidiary shall use (or permit to be used) any proceeds of the Loans to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.  Notwithstanding the forgoing, Borrower may use the proceeds of the Additional Commitment - Term Loan to repurchase shares of Borrower’s capital stock, provided that (i) Borrower files all appropriate documentation with the Securities and Exchange Commission, (ii) Borrower complies with all state and federal laws relating to such repurchase, and (iii) Borrower provides Lender with any documentation requested by Lender relating to the foregoing.”

G.            Set-Off.  Section 10.12 of the Credit Agreement is hereby amended by deleting Section 10.12 in its entirety and substituting therefor the following:

“SECTION 10.12            SET-OFF.

At any time after an Event of Default or at any time after any liabilities owed to either Lender under any Loan Document becomes past due, and without notice of any kind, any account, deposit or other indebtedness owing by either Lender to Borrower, and any securities or other property of Borrower delivered to or left in the possession of either Lender or its nominee or bailee, may be set- off against and applied in payment of any obligation hereunder (whether as Loans or Letters of Credit), whether due or not.  The Lenders hereby agree that if either shall, through the exercise of any right of counterclaim, set-off, banker’s lien, or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to its participation in the Loans that is greater than the proportion received by the Lenders in respect of the aggregate amount of principal and interest due with respect to its Pro Rata Share in the Loans, the party receiving such proportionately greater payment shall remit to the other Lender an amount necessary to maintain each Lender’s Pro Rata Share of the Commitment - Revolving Credit, Commitment - Term Loan or Additional Commitment – Term Loan, so that all such recoveries of principal and interest with respect to all Loans and Letters of Credit shall be on a pro rata basis.

H.            Schedule I.  The Credit Agreement is hereby amended by deleting Schedule I attached to the Credit Agreement and substituting therefor Schedule I attached to this Second Amendment.

III.           Conditions Precedent. Lenders’ obligation to provide the Additional Financial Accommodations to Borrower is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this Second Amendment:

A.            Borrower executing and delivering, or causing to be executed and delivered to Agent and Lenders, the following documents, each of which shall be in form and substance acceptable to Agent and Lenders:

(i)            A fully executed original of a Company General Certificate executed and delivered by Borrower to Agent and Lenders;

(ii)           A fully executed original of a Term Note for each Lender in the principal amount of such Lender’s Pro-Rata Share of the sum of the current outstanding Term Loan, plus the Additional Commitment – Term Loan.

(iii)          A fully executed original Reaffirmation of Guaranties executed and delivered to Agent and Lenders by each of the Borrower’s Subsidiaries that executed the Subsidiary Guaranties; and

(iv)          such other agreements, documents and instruments as Agent or Lenders may reasonably request;

B.            No Event of Default or Unmatured Event of Default exists under the Credit Agreement, as amended by this Second Amendment, or the other Loan Documents;

C.            No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Agent prior to the date hereof shall be pending or known to be threatened against Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Agent is likely to materially and adversely affect the financial position or business of Borrower or the capability of Borrower to pay its obligations and liabilities to Lenders; and

D.            There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s most recently delivered financial statements to Agent and Lenders.

IV.           Conflict.  If, and to the extent, the terms and provisions of this Second Amendment contradict or conflict with the terms and provisions of the Credit Agreement, the terms and provisions of this Second Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Second Amendment do not contradict or conflict with the terms and provisions of the Credit Agreement, the Credit Agreement, as amended by this Second Amendment, shall remain in and have its intended full force and effect, and Lenders, Borrower and the Agent hereby affirm, confirm and ratify the same.

V.            Severability.  Wherever possible, each provision of this Second Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Second Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Second Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VI.           Reaffirmation.  Borrower hereby reaffirms and remakes all of its representations, warranties, covenants, duties, obligations and liabilities contained in the Credit Agreement, as amended hereby.

VII.          Fees, Costs and Expenses.

A.            Contemporaneously herewith, Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a fully-earned, non-refundable loan fee in the amount of $37,500.  Lenders shall divided [sic] such fee based upon each Lender’s Pro-Rata Share of the Additional Commitment – Term Loan.

B.            Borrower agrees to pay, upon demand, all fees, costs and expenses of Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Second Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

VIII.        Choice of Law.  This Second Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

[signature page follows]

In Witness Whereof, Lenders, Borrower and Agent have caused this Second Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

Continental Materials Corporation

By:	/s/ Joseph J. Sum
Joseph J. Sum, Vice President

LaSalle Bank National Association,
as Agent and a Lender

By:	/s/ Henry Munez
Its:

Fifth Third Bank (Chicago),
as a Lender

By:	/s/ Susan M. Kaminski
Its:	Susan M. Kaminski, Vice President

Schedule I

Lenders’ Total Commitment Amount

Lender	Total Commitment Amount	Pro Rata Share
Total	$(31,000,000)

LaSalle Bank National Association	$18,600,000	60.00%

Fifth Third Bank (Chicago)	$12,400,000	40.00%